EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in these Registration Statements on Forms S-8 (Nos. 333-115482, 333-100999, 333-60666, 333-53114, 333-94703, 333-80167, 333-80169, 033-58373) of our report dated February 24, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Shareholders of Popular, Inc., which is incorporated by reference in Popular Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Juan, Puerto Rico
August 1, 2005